HKCMCPA

HKCMCPA Company Limited
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
China ShouGuan Mining Corporation

We hereby consent to the use in this Annual Report on the Amendment No. 2 to Form 10-K of our report dated April 14, 2015, relating to the consolidated financial statements of China ShouGuan Mining Corporation as of and for the year ended December 31, 2014 and to the reference to our firm under the caption "Experts" in the report.

HKCMCPA Co Ltd

HKCMCPA Company Limited
Certified Public Accountants

Hong Kong, China
August 24, 2016

15th Floor, Aubin House, 171-172 Gloucester Road, Wan Chai, Hong Kong
Tel : (852) 2573 2296 Fax : (852) 3015 3860 http://www.hkcmcpa.us